Exhibit 10.14

SUBLEASE AGREEMENT

    This Sublease Agreement ("Sublease") is made as of            , 1999 by and between the GeoPetro RESOURCES COMPANY (hereinafter referred to as "Sublessee"), and GRAHAM & JAMES LLP, a limited liability partnership (hereinafter referred to as "Sublessor").

W I T N E S S E T H

    WHEREAS, pursuant to that certain Lease dated August 17, 1984 between Sublessor and Golden Gateway Building Company, predecessor in interest to EOP-MARITIME, L.L.C., a Delaware limited liability company, doing business in California as EOP-MARITIME, LLC, a Delaware limited liability company, as beneficiary of land trust dated February 19, 1997 and known as Sheli Z. Rosenberg Trust No. 350, as the "Landlord", Sublessor leased certain space from Landlord (such Lease and the Ninth Lease Supplement executed by Landlord and Sublessor dated December 10, 1993 ("Ninth Amendment") collectively referred to herein as the "Lease"), a copy of which is attached hereto as Exhibit A; and

    WHEREAS, Sublessee desires to sublet from Sublessor the premises described on the floor plan attached hereto as Exhibit B (the "Sublet Premises").

    NOW, THEREFORE, the parties hereto, for themselves, their successors and assigns, mutually covenant and agree as follows:

    1.  Definitions.

    "Assignee" shall mean the assignee, mortgagee, sublessee or other transferee under an Assignment.

    "Assignment" shall mean to assign, transfer, mortgage or encumber this Sublease or any interest therein or sublet or rent or permit occupancy or use of the Sublet Premises, or any part thereof by any third party, whether direct or indirect, voluntary or by operation of law.

    "Base Rent" shall have the meaning set forth in Section 7.

    "Building" shall mean the Alcoa office building located at One Maritime Plaza, San Francisco, California 94111.

    "Commencement Date" shall have the meaning set forth in Section 4.

    "Event of Default" shall have the meaning set forth in Section 18.

    "Hazardous Material" means asbestos, petroleum and any other hazardous or toxic substances, material or waste which is or becomes regulated by any local governmental authority, the State of California or the United States Government.

    "Land" shall mean the real estate upon which the Building is a part.

    "Mortgage" shall mean any mortgage, trust deed, ground lease, master lease or lease now existing or hereafter affecting the Land and/or Building or any substantial part thereof and all renewals, modifications, consolidations, replacements or extensions thereof.

    "Normal Business Hours" shall mean the periods from 8:00 a.m. to 6:00 p.m., Pacific Standard Time, Monday through Friday, except holidays as reasonably determined by Sublessor.

    "Term" shall have the meaning set forth in Section 4.

    2.  Sublet Premises.

      a.  Initial Sublet Premises.  Sublessor hereby leases to Sublessee, and Sublessee hereby leases from Sublessor, for the Term and upon the conditions hereinafter provided, the Sublet Premises which is located on the fourth floor of the Building, as more particularly described on Exhibit B attached hereto and incorporated herein by this reference. The Sublet Premises shall include (i) two (2) exterior offices as shown on Exhibit B hereto, (ii) one (1) interior office as shown on Exhibit B hereto, and (iii) one exterior secretarial bay as shown on Exhibit B hereto.

      b.  Expansion Options.  Sublessee shall have the option to expand the Sublet Premises to include all or any one of the following locations in the Building: 409, 411, 412, 413, 415, 416, 418, 420 and 422 (the "Expansion Space"). Sublessee shall have five (5) days following receipt of notice from Sublessor that such Expansion Space is or will be available for rent to notify Sublessor that Sublessee desires to exercise its option to lease the Expansion Space. In the event Sublessor fails to receive notice by 5:00 p.m. on the fifth (5th) day of such notice period, Sublessee's option to lease the Expansion Space shall terminate and Sublessee shall have no further right to receive notice from Sublessor that such Expansion Space is available for lease or any option to lease such Expansion Space. Sublessee shall retain such rights as to any portion of the Expansion Space which has not yet been offered for lease to Sublessee. In the event Sublessee timely exercises its option to lease the Expansion Space, Sublessor shall lease such Expansion Space to Sublessee, subject to the following terms and conditions: (i) there is no Event of Default under the Sublease or event which with the passage of time or giving of notice would constitute an Event of Default; (ii) Sublessee shall execute an amendment to the Sublease within five (5) days after receipt of the amendment from Sublessor which will set forth that the Expansion Space is made a part of the Sublet Premises and is subject to and leased to Sublessee in accordance with all the terms and conditions of the Sublease (except as set forth below); (iii) the Base Rent shall be adjusted to include the Base Rent for the Expansion Space which shall be determined by Sublessor based on current market rates (but in no event shall the Base Rent for the Expansion Space be less per square foot than the Base Rent per square foot for the initial Sublet Premises); and (iv) Sublessee shall deliver to Sublessor upon execution of the amendment to the Sublease any increase in the Security Deposit required by Sublessor as a result of Sublessee's lease of the Expansion Space. In the event any of the conditions set forth above are not fully satisfied, Sublessee's option to lease the Expansion Space shall terminate and Sublessee shall have no further right to receive notice from Sublessor that such Expansion Space is available for lease or any option to lease such Expansion Space. Sublessee shall retain such rights as to any portion of the Expansion Space which has not yet been offered for lease to Sublessee. All notices to be given by either party under this paragraph shall be in writing.

    3.  Sublessee's Leasehold Improvements.

      a.  Painting.  Prior to the Commencement Date, Sublessor shall, at Sublessor's sole cost and expense, paint the interior walls of the Sublet Premises a color that is substantially the same color as the interior walls of the second floor of the Building as of the date hereof.

      b.  Network Cables.  Prior to the Commencement Date, Sublessor shall, at Sublessor's sole cost and expense, install a system of voice and data cables on the fourth floor as more particularly described on Exhibit C hereto which are similar to the cabling system of Sublessor on the second and third floors of the Building (the "Network Cables") in order to accommodate the computer and voice mail cabling needs of Sublessee. Sublessor shall be responsible solely for paying for and installing the Network Cables specifically listed on Exhibit C hereto and will not have any obligations whatsoever with respect to the set up, installation, programming or function of Sublessee's computer network. Sublessor shall not be responsible for any maintenance, repairs, replacements or upgrades of or improvements to the Network Cables or for providing the various network hardware to which the Network Cables will be connected. Sublessor shall provide Sublessee access to the "Cabling Closet" where the Network Cables will be connected to the various network hardware in order for Sublessee to maintain and repair Sublessee's various networking hardware, if necessary. Sublessee shall be responsible for reimbursing Sublessor for any damage, other than normal wear and tear, as a result of Sublessee's maintenance and repair of Sublessee's various network hardware located in the Cabling Closet. Sublessor will not be liable in any way to Sublessee for any cost, expense or other damages incurred by Sublessee as a result of the failure for any reason of the Network Cables or Sublessee's computer network and voice mail systems to operate or function.

      c.  Posting Sublessee's Name.

    (i)
    Prior to the Commencement Date, Sublessor shall, at Sublessor's sole cost and expense, affix a plate setting forth Sublessee's full business name of the "GeoPetro Resources Company" in the fourth floor elevator lobby. The name plate shall be designed using the standard materials and graphics used in the Building for other multi-Sublessee spaces.

    (ii)
    Prior to the Commencement Date, Sublessor shall, at Sublessor's sole cost and expense, cause Sublessee's full business name of the "GeoPetro Resources Company" to be posted in the names directory located in the main lobby of the Building.

    4.  Term.  The Term of this Lease shall commence upon the "Commencement Date," which shall be January 1, 2000. Following the Commencement Date, the "Term" of this Lease shall continue for twenty-four (24) months and expire on December 31, 2001. Sublessor agrees to notify Sublessee, in writing by August 1, 2001, if Sublessor will extend the Term of the Sublease.

    5.  Utilities and Phone Service.  Sublessor shall be responsible for paying all utility charges in respect of the Sublet Premises, including without limitation, any charges for electricity and water related to the Sublet Premises, provided that (a) Sublessee shall pay the cost of all telephone services to the Sublet Premises and (b) Sublessee shall pay as additional rent hereunder the cost of heating and air conditioning requested by Sublessee and furnished to the Sublet Premises other than during Normal Business Hours.

    6.  Additional Rent.  Any amounts payable by Sublessee hereunder other than Base Rent shall constitute "additional rent." Sublessor shall give Sublessee copies of all relevant statements and bills received by Sublessor regarding all additional rent owed pursuant to the terms of this Sublease. Unless otherwise provided in this Sublease, Sublessee shall pay all amounts constituting additional rent within twenty (20) days after receipt of a statement or bill therefor from Sublessor and shall direct such payments to Sublessor in accordance with Section 7 below. Sublessee's obligation to pay additional rent hereunder shall survive the expiration or early termination of this Sublease.

    7.  Base Rent.  Sublessee shall pay to Sublessor the amount of $2,700.00 upon execution of this Sublease as the first payment of Base Rent. Thereafter Sublessee shall pay to Sublessor on the first day of each calendar month during the Term, commencing with January 1, 1999, as monthly "Base Rent" for the Sublet Premises, the amount of $2,700.00. The Base Rent amount of $2,700.00 includes, without limitation, (a) the payment to Sublessor for services provided by Sublessor for the benefit of Sublessee, including, without limitation, the services of a receptionist, mail room service, fax room services, secretarial furniture, telephone hardware, use of copy equipment and use of the kitchen and kitchen supplies on the fourth floor, together with the staffing and other administrative costs of Sublessor in connection with providing such services to Sublessee, (b) the use of the Sublet Premises and related common areas in accordance with the terms of this Sublease, and (c) amortization of existing leasehold improvements and the additional leasehold improvements set forth in Section 3 above. If the final month of the Term of this Sublease is less than a calendar month, Base Rent for such partial month shall be prorated at the rate of one-thirtieth of the monthly Base Rent for each day, payable in advance. Sublessee shall make all payments of Base Rent and additional rent directly to Sublessor, Attention: Accounts Receivable, Graham & James LLP, One Maritime Plaza, Suite 300, San Francisco, CA 94111, or to such other party or address as Sublessor may designate from time to time by written notice to Sublessee, without demand and without deduction, set-off, counterclaim or abatement.

    8.  Security Deposit.  Upon the execution of this Sublease, Sublessee shall pay to Sublessor the sum of Two Thousand Seven Hundred and No/100 Dollars ($2,700.00) as security (the "Security Deposit") for the faithful performance by Sublessee of its obligations hereunder. The Security Deposit shall be paid to Sublessor in cash. In the event of an Event of Default (as defined in Section 18 hereof), Sublessee hereby authorizes Sublessor, at Sublessor's election and with or without terminating this Sublease and without prejudice to any other right or remedy Sublessor may have, to apply all or any portion of the Security Deposit necessary to remedy such default. If the Security Deposit or a portion thereof is so applied, Sublessee, upon demand by Sublessor, shall immediately deposit with Sublessor an amount equal to the amount of the Security Deposit as applied. Any unapplied cash portion of the Security Deposit shall be held by Sublessor. Any portion of the Security Deposit remaining at the end of the Term of this Sublease shall be refunded to Sublessee.

    9.  Services to be Provided by Sublessor.

      a.  Mail Room.  Sublessee shall have the right to use Sublessor's mail room services for all out-going and in-coming mail in connection with the operation of Sublessee's business. Sublessee's use of Sublessor's mail room services shall be subject to all of the standard rules and procedures imposed by Sublessor's mail room staff and Sublessor, as such rules and procedures may be changed from time to time in Sublessor's sole discretion. Sublessor shall provide Sublessee with an account number to which all postage used by Sublessor's mail room in connection with any out-going or in-coming mail processed by Sublessor's mail room will be charged. Sublessor shall provide a written statement each month to Sublessee setting forth the amount billed to such account number for postage for the preceding month. Sublessee shall pay to Sublessor as additional rent within twenty (20) days following receipt of such statement the amount set forth on such statement. Sublessor shall be entitled to charge Sublessee for the actual cost only of the postage used by Sublessee each month. Sublessor shall not be liable for any cost, expense or other damage incurred by Sublessee as a result of the use by Sublessee of Sublessor's mail room services.

      b.  Fax Services.  Sublessee shall have the right to use Sublessor's fax center services for out-going faxes in connection with the operation of Sublessee's business. Sublessee shall not have the right to use Sublessor's fax center services to receive in-coming faxes. Sublessee's use of Sublessor's fax services shall be subject to all of the standard rules and procedures imposed by Sublessor's fax service center staff and Sublessor, as such rules and procedures may be changed from time to time in Sublessor's sole discretion. Sublessor shall provide Sublessee with an account number to which all faxes attributable to Sublessee will be charged. Sublessor shall provide a written statement each month to Sublessee setting forth the amount billed to such account number for fax services for the preceding month. Sublessee shall pay to Sublessor as additional rent within twenty (20) days following receipt of such statement the amount set forth on such statement. Sublessor shall be entitled to receive reimbursement for fax services at the rate of $1.00 for the first page of any fax, $.50 for additional pages of any fax, and the actual cost to Sublessor of transmission of any fax related to Sublessee processed by Sublessor's fax service center. Sublessor shall not be liable for any cost, expense or other damage incurred by Sublessee as a result of the use by Sublessee of Sublessor's fax center services.

      c.  Copy Services.  Sublessee shall have the right to use the convenience copy machines of Sublessor located on the fourth floor as well as the copy center staff in the event Sublessee desires to deliver materials to the copy center to be photo copied by the copy center staff. Sublessor shall provide Sublessee with an account number to which all such copies shall be billed. Sublessor shall provide a written statement each month to Sublessee setting forth the amount billed to such account number for copy services for the preceding month. Sublessor shall be entitled to receive reimbursement at the rate of $.10 per page for copying, which represents the actual cost to Sublessor of the copy supplies. Sublessee shall pay to Sublessor as additional rent within twenty (20) days following receipt of such statement the amount set forth on such statement. Sublessor shall not be liable for any cost, expense or other damage incurred by Sublessee as a result of the use by Sublessee of Sublessor's copy services.

      d.  Receptionist.  Sublessor shall hire and provide during Normal Business Hours at Sublessor's sole cost and expense a receptionist for the fourth floor who meets Sublessor's standard requirements for employment. The receptionist shall be responsible for providing the following standard receptionist services for all fourth floor sublessees and all of Sublessor's employees: (i) greeting and otherwise handling all invitee's of fourth floor sublessees, (ii) dealing with messengers and handling deliveries to and from the fourth floor, (iii) if requested by Sublessee, answering telephones for all personnel of Sublessee, and (iv) maintaining the schedule for use of the fourth floor conference rooms. Sublessor shall be solely responsible for the employment of the fourth floor receptionist, including without limitation, determining the receptionist's work schedule, job description and applicable work rules and regulations, and hiring and firing the receptionist, all as deemed necessary or advisable in Sublessor's sole judgment. Sublessor shall not be liable for any cost, expense or other damage incurred by Sublessee as a result of the use by Sublessee of the fourth floor receptionist.

      e.  Fourth Floor Conference Rooms.  Sublessee shall have the non-exclusive right to use any of the four (4) fourth floor conference rooms of Sublessor on a first come, first serve basis as between Sublessor, Sublessee and all other fourth floor tenants. Sublessee's use and occupancy of such conference rooms shall be subject to all standard rules and regulations imposed by Sublessor in its sole discretion, as such rules and regulations are amended from time to time. Sublessee shall reserve a fourth floor conference room by contacting the fourth floor receptionist. Sublessor agrees to use the fourth floor conference rooms only when an appropriate conference room on the second and third floors of the Building is not available for use as determined by Sublessor in its reasonable judgment. Sublessee shall be responsible for reimbursing Sublessor for any damage to Sublessor's conference rooms caused by Sublessee or Sublessee's employees or invitees. Sublessor will be responsible for cleaning and maintaining the fourth floor conference rooms in accordance with Sublessor's standard practices, but shall not be responsible for food set-up or other preparation of the conference rooms for use by Sublessee. Sublessor shall furnish the four conference rooms at its sole cost in a manner consistent with Sublessor's usual standard.

      f.  Kitchen Facilities.  Sublessee, all fourth floor sublessees and all employees of Sublessor shall have the non-exclusive right to use the kitchen facilities of Sublessor located on the fourth floor, including the coffee, eating utensils, dishes and other standard kitchen supplies provided by Sublessor in the kitchens. Sublessee's use of the fourth floor kitchens shall be subject to all standard rules and regulations imposed by Sublessor in its sole discretion, as such rules and regulations are amended from time to time. Sublessor shall be solely responsible for maintaining the kitchens and providing kitchen supplies in accordance with the standard procedures of Sublessor. Sublessee shall be responsible for reimbursing Sublessor for any damage, other than normal wear and tear, to the fourth floor kitchens caused by Sublessee or Sublessee's employees or invitees.

      g.  Library.  Library resources maintained on the fourth floor shall be available for the free use of all tenants of the fourth floor. Books shall be used on a first come, first serve basis subject to rules formulated for checking out and returning books to the shelves. Sublessee and all other tenants on the fourth floor may request any book(s) within Sublessor's libraries on the second and third floors. To access Sublessor's books, tenants of the fourth floor must telephone Sublessor's librarian and request the desired book or books. Sublessor's librarian will make reasonable efforts to deliver said books as soon as possible (usually it takes 1 to 3 hours from the time of the request). Access to borrowing books from Sublessor will not be available on weekends, holidays and after Normal Business Hours. Sublessee shall be liable for all damage, other than normal wear and tear, to the books and other materials used by Sublessee from the fourth floor library resources.

    10.  Use.

      10.1 Sublessee may use and occupy the Sublet Premises solely for general office purposes. Sublessee shall not use or occupy the Sublet Premises for any unlawful purpose and will comply with all present and future laws, ordinances, regulations and orders of all governmental units having jurisdiction over the Sublet Premises. Sublessee shall not use the Sublet Premises in any manner incompatible with a first class office building complex. Sublessee acknowledges that it has had a full opportunity to make its own determination that the configuration and nature of the Sublet Premises are suitable for Sublessee's business, and Sublessee is not relying upon any implied-by-law warranty as to the suitability of the Sublet Premises for Sublessee's particular business.

      10.2 Sublessee shall not conduct or permit to be conducted any activity, or place any equipment in or about the Sublet Premises, which will in any way increase the rate of fire insurance or other insurance on the Building; and if any increase in the rate of fire insurance or other insurance is stated by any insurance company or by the applicable Insurance Rating Bureau to be due to activity or equipment of Sublessee in or about the Sublet Premises, such statement shall be conclusive evidence that such increase in such rate is due to such activity or equipment and, as a result thereof, Sublessee shall be liable for the full amount of such increase and shall reimburse Sublessor and Landlord therefor, and further, if such activity or equipment jeopardizes any insurance coverage, Sublessee shall immediately cause the discontinuance of such conduct or shall remove such equipment.

      10.3 Sublessee shall not install, use, generate, store or dispose of in or about the Sublet Premises any Hazardous Material without Sublessor's and Landlord's prior written approval of each Hazardous Material and the proposed use. Sublessee hereby agrees to indemnify, defend and hold Sublessor harmless from and against any claim, damage or expense arising out of Sublessee's installation, use, generation, storage, or disposal of any Hazardous Material, regardless of whether Sublessor has approved the activity.

    11.  Condition of Sublet Premises.  Subject to the provisions of Section 3 above, Sublessee hereby acknowledges that the Sublet Premises are hereby subleased in an "as is" condition without any warranties on the part of the Sublessor.

    12.  Alterations.  Sublessee shall not make any alteration, improvement or installation (hereinafter called "Alterations") in or to the Sublet Premises without in each instance obtaining the prior written consent of the Landlord and Sublessor and otherwise in compliance with Sections 10.2 and 10.3 of the Sublease and the applicable provisions of the Lease. If any Alterations are made without consent, Landlord or Sublessor may remove the same, and may correct, repair and restore the Sublet Premises and any damage from such removal, and Sublessee shall be liable for any and all costs and expenses incurred by the removing party in the performance of this work.

    13.  Fixtures, Equipment & Improvements—Removal By Sublessee.  All fixtures, equipment, improvements and appurtenances attached to or built into the Sublet Premises prior to or during the Term, whether by Landlord, at its expense or at the expense of Sublessor, or by Sublessor or Sublessee, shall be and remain part of the Sublet Premises and shall not be removed by Sublessee at the end of the Term unless Landlord or Sublessor, in its sole discretion, shall request Sublessee to remove any of such fixtures, equipment, improvements and appurtenances in which event Sublessee shall remove such at Sublessee's expense. Where such fixtures are not built into the Sublet Premises, and if furnished and installed by and at the sole expense of Sublessor or Sublessee, all removable electrical fixtures, carpets, furniture, or trade fixtures or business equipment shall not be deemed to be included in such fixtures, equipment, improvements and appurtenances and may be, and upon the request of Landlord will be, removed by Sublessee at Sublessee's expense, upon the condition that such removal shall not materially damage the Sublet Premises or the Building and that the cost of repairing any damages to the Sublet Premises or the Building arising from such removal shall be paid by the Sublessee.

    14.  Terms of Lease.  During the Term of this Sublease and for all periods subsequent for obligations which have arisen prior to the termination of this Sublease, Sublessee expressly assumes and agrees to perform and comply with, for the benefit of Sublessor and Landlord, the following provisions of the Lease as applicable to the Sublet Premises, all of which are incorporated herein by this reference: Section 5, 6, 8 (except as set forth in Section 3 of this Sublease), 9, 15, 16, 17, 18, 20(b), 21, 22, 25, 26, 27, 28, 31, 32, 38, 14 (of the Ninth Amendment), 15 (of the Ninth Amendment), 16 (of the Ninth Amendment as to the notice address for Landlord), 17 (of the Ninth Amendment) and 19 (of the Ninth Amendment) (collectively, the "Assumed Obligations"). The word "Lessor" under the Lease shall mean "Sublessor" hereunder for purposes of the Assumed Obligations and the word "Lessee" under the Lease shall mean "Sublessee" hereunder for purposes of the Assumed Obligations. The word "premises" under the Lease shall mean the words "Sublet Premises" under this Sublease for purposes of the Assumed Obligations. To the extent the terms of this Sublease are inconsistent with the terms of the Assumed Obligations as set forth in the Lease, the terms of the Lease will prevail and control to the extent of such inconsistencies. Unless set forth in the Assumed Obligations, the provisions of this Sublease shall control and be binding upon Sublessor and Sublessee with respect to the content of such provisions.

    15.  Sublessee's Covenants.  Sublessee covenants and agrees that Sublessee will not do anything which would constitute a default under the Lease or omit to do anything which Sublessee is obligated to do under the terms of this Sublease. Sublessee represents and warrants that Sublessee has the power and authority to enter into this Sublease and perform the obligations hereunder.

    16.  Indemnification.  To the fullest extent permitted by law, Sublessee shall and hereby does indemnify and hold Sublessor and Landlord harmless from and against any and all actions, claims, demands, damages, liabilities, expenses and judgments (including, without limitation, reasonable attorneys' fees) asserted against, imposed upon or incurred by Sublessee by reason of (a) any violation caused, suffered or permitted by Sublessee, its agents, servants, employees or invitees, of any of the terms, covenants or conditions of the Lease or this Sublease, and (b) any damage or injury to persons or property occurring upon or in connection with the use or occupancy of the Sublet Premises, including without limitation, any damage or injury to persons or property occurring as a result of the existence of oriental floor rugs in the Sublet Premises.

    17.  Assignment.

      17.1 There shall be no Assignment by Sublessee without in each such case obtaining the prior written consent of Landlord and Sublessor, which consent shall not be unreasonably withheld. The consent by Landlord and Sublessor to any Assignment shall not be construed as a waiver or release of Sublessee from the terms of any covenant or obligation under this Sublease or the Lease, nor shall the collection or acceptance of rent from any transferee under an Assignment constitute an acceptance of the Assignment or a waiver or release of Sublessee or any assignee or sublessee of any covenant or obligation contained in this Sublease or the Lease, nor shall any Assignment or sublease relieve Sublessee from the requirement of obtaining the consent in writing of Landlord and Sublessor to any further Assignment. Sublessor may withhold consent to any proposed Assignment and such withholding shall not be deemed "unreasonable" if Sublessor desires to exercise its right to terminate pursuant to Section 17.4 below.

      17.2 If, at any time during the Term of this Sublease, Sublessee is:

        (i)  a corporation or a trust (whether or not having shares of beneficial interest) and there shall occur any change in the identity of a majority of the persons then having power to participate in the election or appointment of the directors, trustees, or other persons exercising like functions and managing the affairs of Sublease, or

        (ii) a partnership or association or otherwise not a natural person (and is not a corporation or a trust) and there shall occur any change in the identity of a majority of the persons who then are members of such partnership or association or who comprise Sublessee, such change shall be deemed to be an Assignment.

      17.3 If Sublessee desires at any time to make an Assignment, it shall first notify Sublessor and Landlord of its desire to do so and shall submit in writing to both Sublessor and Landlord (i) the name of the proposed Assignee, (ii) the nature of the proposed Assignee's business to be carried on the Sublet Premises, (iii) a copy of the proposed sublease or assignment agreement and any other agreements to be entered into concurrently with such Assignment, including full disclosure of all financial terms, and (iv) such financial information as Landlord and Sublessor may reasonably request concerning the proposed Assignee. Sublessee shall pay to both a reasonable fee for their expenses, including reasonable attorneys' fees, in reviewing such proposed Assignment. Sublessor and Landlord shall have no responsibility for the payment of any fees and costs incurred in connection with any Assignment by Sublessee, including without limitation, leasing commissions. Neither the furnishing of such information nor the payment of such fee shall limit any of Landlord's or Sublessor's rights or alternatives under this Section 17.

      17.4 Upon any request for consent under this Section 17, Sublessor shall have the option, to be exercised by giving written notice to Sublessee within 60 days after receipt by it of the information concerning such Assignment required by Section 17.3, to terminate this Sublease as to the portion of the Sublet Premises for which Sublessee proposes an Assignment, effective as of the date Sublessee proposes the Assignment to take place. If the proposed Assignment is a sublease for a term shorter than the remaining Term, the termination described herein shall be treated as a suspension of this Sublease as to the space in question during the term of the proposed sublease, on the terms set forth below, and at the end of such proposed term the space in question shall again be subject to all of the terms and conditions of this Sublease. Upon termination or suspension of this Sublease as to such portion of the Sublet Premises, (i) the Base Rent shall be reduced by the amount corresponding to such portion of the Sublet Premise as shown on Exhibit B hereto, and (ii) Sublessee shall at all times provide non-exclusive use of any common facilities. Upon termination of this Lease as to all or any portion of the Sublet Premises, any option to extend the Term of this Lease with respect to such portion of the Sublet Premises shall also terminate, whether or not such options have been exercised. Non-exercise by Landlord of its rights under this Section 17.4 shall not limit any of Landlord's other rights and alternatives under Section 17.

      17.5 Whether or not Landlord or Sublessor has consented to the applicable Assignment, the amount by which the consideration received by Sublessee pursuant to any Assignment exceeds, in any month, the Base Rent and additional rent payable by Sublessee to Sublessor, shall be payable by Sublessee directly to Sublessor as additional rent hereunder on or before the last day of each such month.

    18.  Default.  Any one of the following events shall constitute an event of default ("Event of Default"):

      (i)  Sublessee shall fail to pay any monthly installment of Base Rent or additional rent as herein provided, and such default shall continue for a period of three (3) days after the due date therefor;

      (ii) Sublessee shall fail to observe or perform the provisions of Sections 8 or 22.1 where such failure is not remedied within 24 hours after notice from Sublessor;

      (iii) Sublessee shall fail to deliver an executed estoppel certificate reasonably satisfactory to Sublessor within ten (10) days after the request therefor;

      (iv) Sublessee shall violate or fail to perform any of the other conditions, covenants or agreements herein made by Sublessee and such default shall continue for ten (10) days after notice from Sublessor; provided, however, that if the nature of such default is such that Sublessee can cure the default, but not within ten (10) days, then the Event of Default shall be suspended for a period not in excess of twenty (20) additional days so long as Sublessee commences cure within ten (10) days and thereafter diligently and continuously prosecutes the curing of the default, and so long as continuation of the default does not create material risk to the Building or to the persons using the Building;

      (v) Sublessee shall fail to commence occupancy of the Sublet Premises promptly upon the Commencement Date or shall vacate or abandon the Sublet Premises or any portion thereof; or

      (vi) Sublessee shall file or have filed against it any bankruptcy or other creditor's action, or make an assignment for the benefit of its creditors.

    19.  Entire Agreement.  This Sublease, together with the provisions of the Lease, contains all of the covenants, agreements, terms, provisions, conditions, warranties and understandings relating to the leasing of the Sublet Premises and Sublessor's obligations in connection therewith, and neither Sublessor nor any agent or representative of Sublessor has made or is making, and Sublessee in executing and delivering this Sublease is not relying upon, any warranties, representations, promises or statements whatsoever, except to the extent expressly set forth in this Sublease. The failure of Sublessee or Sublessor to insist in any instance upon the strict keeping, observance or performance of any covenant, agreement, term, provision or condition of this Sublease or to exercise any election herein contained shall not be construed as a waiver or relinquishment for the future of such covenant, agreement, term, provision, condition or election, but the same shall continue and remain in full force and effect. No waiver or modification of any covenant, agreement, term, provision or condition of this Sublease shall be deemed to have been made unless expressed in writing and signed by Landlord, Sublessee and Sublessor. No surrender of possession of the Sublet Premises or of any part thereof or of any remainder of the term of this Sublease shall release Sublessee from any of its obligations hereunder unless accepted by Sublessor in writing, The receipt and retention by Sublessor of monthly base rent or additional rent from anyone other than Sublessee shall not be deemed a waiver of the breach by Sublessee of any covenant, agreement, term or provision of this Sublease, or as the acceptance of such other person as a Sublessee, or as a release of Sublessee from the further keeping, observance or performance by Sublessee of the covenants, agreements, terms, provisions and conditions herein contained. The receipt and retention by Sublessor of monthly Base Rent or additional rent with knowledge of the breach of any covenant, agreement, term, provision or condition herein contained shall not be deemed a waiver of such breach.

    20.  Successors and Assigns.  The obligations of this Sublease shall bind and benefit the successors and permitted assigns of the parties with the same effect as if mentioned in each instance where a party hereto is named or referred to.

    21.  Notices.  Any and all communications delivered hereunder shall be sent by first class mail: if to Landlord: Office of the Building, One Maritime Plaza, Suite 755, San Francisco, CA 94111, with a copy to Sheli Z. Rosenberg, as Trustee, c/o Equity Office Properties Trust, Two North Riverside Plaza, Suite 2200, Chicago, IL 60606, Attention: General Counsel for Property Operations; if to Sublessee, GepPetro Resources Company, Attention: Stuart J. Doshi, One Maritime Plaza, Suite 400, San Francisco, CA 94111; and if to Sublessor, at One Maritime Plaza, Suite 300, San Francisco, CA 94111, Attention: Managing Partner, or to such other address and attention as any of the above shall notify the others in writing.

    22.  Insurance.

      22.1 Sublessee agrees to purchase, in advance, and to carry in full force and effect the following insurance:

        (a) "All risk" fire and extended coverage insurance covering the full replacement value of all of Sublessee's trade fixtures within the Sublet Premises.

        (b) Commercial general liability insurance, in a form which affords coverage at least as broad, including bodily injury, property damage, personal injury, contractual liability and independent contractors coverages, written on an "occurrence" basis in a combined single limit amount of not less than $2,000,000 for bodily injury, personal injury and property damage, with a deductible or deductibles which are no greater than those maintained by similarly situated Sublessees in first-class, high rise office buildings in the central business district of downtown San Francisco, California. Such total limit may be satisfied in part by an "umbrella" or "excess" policy or policies so long as the coverage is as broad as that required hereunder and Sublessor, Landlord, Equity Office Properties Trust, a Maryland real estate investment trust, EOP Operating Limited Partnership, a Delaware limited partnership, and their respective members, principals, beneficiaries, partners, officers, directors, employees, agents, any mortgagee(s) and other designees of Landlord as the interest of such designees shall appear are named as additional insureds. If a policy contains an aggregate limit, such aggregate limit shall not at any time be reduced below the limits required hereunder. All such insurance (i) shall be issued by responsible insurance companies licensed to do business in the State of California and rated A-IX or better by Best's Key Rating Guide, (ii) shall name Sublessor, Landlord, Equity Office Properties Trust, a Maryland real estate investment trust, EOP Operating Limited Partnership, a Delaware limited partnership, and their respective members, principals, beneficiaries, partners, officers, directors, employees, agents, any mortgagee(s) and other designees of Landlord as the interest of such designees shall appear, as additional insureds, and (iii) shall provide for thirty (30) days written notice to Sublessor and Landlord prior to cancellation or non-renewal. Certificates of all such insurance shall be delivered to Landlord and Sublessor prior to occupancy of the Sublet Premises by Sublessee and at least thirty (30) days prior to the termination date of any existing policy. Sublessee shall furnish on request a complete insurer-certified copy of each pertinent policy.

        (c) Workers' compensation insurance as required by the State of California and in amounts as may be required by applicable statute, and Employers' Liability Coverage of One Million Dollars ($1,000,000.00) per occurrence.

    23.  Waiver and Indemnity.

      23.1 Landlord and Sublessor (including their partners and the directors, officers, employees, agents and representatives thereof) shall not be liable to Sublessee, or those claiming by, through or under Sublessee, for any damage or claims, however caused, arising from: loss or damage to computer equipment, computer data, money, securities, negotiable instruments, books, records, files, or any other personal property in the Building; the interruption in the use of the Sublet Premises; any fire, robbery, theft, assault, or any other casualty; any leakage or bursting of pipes or water vessels or any roof or wall leakage or other water damage, in any part or portion of the Sublet Premises or the Building.

      23.2 Sublessee agrees to defend with counsel approved by Sublessor and Landlord (which approval will not be unreasonably withheld), indemnify and save Landlord and Sublessor harmless from and against all liabilities, obligations, damages, claims and costs, including, but not limited to, reasonable architects' and attorneys' fees and costs, which may be imposed upon or incurred or paid by or asserted against Landlord, Sublessor, the Building or any interest therein by reason of, in whole or in part, or in connection with (i) the use, non-use, possession, occupation, condition, operation, maintenance or alteration of the Sublet Premises by Sublessee or Sublessee's agents, contractors, employees or invitees; or (ii) any negligent or tortious act on the part of Sublessee or any of its agents, contractors, employees or invitees.

    IN WITNESS WHEREOF, Sublessee and Sublessor have duly executed this Sublease as of the day and year first above written.

GRAHAM & JAMES LLP
By:
Name:
Its:
GeoPetro RESOURCES COMPANY
By:
Stuart J. Doshi President & Chief Executive Officer

EXHIBIT A
COPY OF LEASE
[exhibit follows this page]

EXHIBIT B
FLOOR PLAN OF SUBLET PREMISES
[exhibit follows this page]

EXHIBIT C
LIST OF NETWORK CABLING TO BE PROVIDED BY SUBLESSOR

2
Category 5 cable connections terminated at each office/secretarial station and on a patch panel located in Sublessor's Telephone/Data closet on the 4th floor.

2
Category 3 cable connections terminated at each office/secretarial station and on AT&T 110 blocks located in Sublessor's Telephone/Data closet on the 4th floor.